Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Daniel Molinaro

(281) 823-4941

NOW INC. SPINS OFF FROM NATIONAL OILWELL VARCO, INC.

HOUSTON, May 30, 2014 — NOW Inc. (NYSE: DNOW) spun off from National Oilwell Varco, Inc. (“NOV”) today, entering the market as one of the largest distributors to the energy industry. Effective as of 5:00 p.m. Eastern Time on May 30, 2014, DistributionNOW shares were distributed to NOV shareholders at a rate of one share of DistributionNOW common stock for every four shares of NOV common stock held as of 5:00 p.m. Eastern Time on May 22, 2014. Regular way trading of DistributionNOW common stock will begin on June 2, 2014. DistributionNOW stock will be traded on the NYSE under the ticker symbol “DNOW.”

“At our core, we are a distribution and supply chain services company focused on serving our energy and industrial customers,” said Robert Workman, DistributionNOW President and CEO. “This move benefits all our stakeholders. We will continue to grow our footprint in North America and internationally, provide more opportunities for our DistributionNOW team members and maximize profitability for shareholders. We are all extremely excited about the possibilities.”

NOW Inc. is one of the largest distributors to the energy industry on a worldwide basis, with a legacy of over 150 years. NOW operates primarily under the DistributionNOW and Wilson Export brands. Through its network of over 300 locations and over 5,000 employees worldwide, NOW stocks and sells a comprehensive offering of energy products as well as an extensive selection of products for industrial applications. NOW also provides supply chain management solutions to energy and industrial manufacturing companies around the world.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOW Inc. with the Securities and Exchange Commission, including its registration statement on Form 10, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.